Not for release, publication or distribution in whole or in part in, into or from any jurisdiction where to do the same would constitute a violation of the relevant laws of such jurisdiction

14 April 2008

Recommended cash acquisition of Enodis plc to be made by The Manitowoc Company, Inc.

The Boards of Manitowoc and Enodis are pleased to announce that agreement has been reached on the terms of a recommended proposal whereby MTW County Limited, a wholly owned subsidiary of Manitowoc, will acquire the entire issued and to be issued ordinary share capital of Enodis.

Summary:

•	Recommended acquisition valuing each Enodis Share at 260 pence.

•	Under the terms of the Offer, Enodis Shareholders will receive 258 pence in cash for each Enodis Share. In addition, prior to the Scheme becoming effective, Enodis will pay a dividend of 2 pence per Enodis Share in lieu of an interim dividend in respect of the financial year ending 30 September 2008. The Offer values Enodis’ existing issued share capital at £948 million.

•	The Offer Price of 258 pence represents a premium of approximately:

•	82.3 per cent. to Enodis’ Closing Price of 141.5 pence per Enodis Share on 8 April 2008, the last business day prior to the commencement of the offer period; and

•	43.6 per cent. to Enodis’ average Closing Price of 179.6 pence for the twelve months ended 8 April 2008, the last business day prior to the commencement of the offer period.

•	A combination with Enodis will allow Manitowoc to enter two major new market segments, hot foodservice and food retail equipment, as well as to expand its ice, refrigeration and beverage businesses. In summary, it will position Manitowoc as a global technology leader in both hot and cold foodservice and beverage equipment. Combined management strengths, technology leadership, a strong product and brand portfolio and a diverse global footprint will provide expanded opportunities for customers and employees, as well as distribution and service networks. The acquisition of Enodis will deliver a greater balance across Manitowoc’s three business segments.

•	Manitowoc believes that the successful integration of the two businesses will result in improved growth prospects and the opportunity to deliver significant synergies. Manitowoc management envisages annual synergies, prior to any one-off costs, of not less than $60 million, to be fully realised by 2010. These synergies will be derived from, inter alia, operational integration, significant cross-selling opportunities, joint supply management and combined procurement, as well as a reduction in selling, general and administrative expenses.

•	Consistent with Manitowoc’s financial objectives the proposed acquisition of Enodis is expected by Manitowoc to be, as a whole, enhancing to earnings in 2009 and EVA positive in 2011 (see Note 1).

•	It is intended that the Offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006 (involving a Capital Reduction under section 135 of the Companies Act 1985). The Offer will be put to the Enodis Shareholders at the Court Meeting and at the General Meeting.

•	In order to become effective, the Scheme must be approved by a majority in number of the holders of Scheme Shares (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) representing three-fourths or more in value of the Scheme Shares voted by those Scheme Shareholders. In addition, a special resolution implementing the Scheme and approving the associated Capital Reduction and certain consequential amendments to Enodis’ articles of association must be passed by shareholders representing not less than three-fourths of the votes cast at the General Meeting. Implementation of the Scheme and confirmation of the Capital Reduction will also require the sanction of the Court.

•	The Offer is conditional on Manitowoc obtaining certain antitrust clearances. Manitowoc has agreed to take all steps necessary to achieve clearance from the EC and US antitrust authorities by 11 October 2008. In addition, Manitowoc has agreed that, if the antitrust conditions have not been satisfied or (where applicable) waived on or before 11 October 2008, Manitowoc will pay Enodis a termination fee of US$50 million. Further details of this agreement (including the circumstances in which the termination fee is not payable) are set out in paragraph 12 and Appendix V of this announcement.

•	It is the current intention of Enodis and Manitowoc to convene the Court Meeting and General Meeting to approve the Scheme in early June 2008 with the Scheme becoming effective by late October 2008. Enodis Shareholders will receive the Offer proceeds shortly thereafter. An indicative timetable setting out the key dates for implementation of the Offer is contained in Appendix III to this announcement.

•	The directors of Enodis, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable. In providing their advice, Rothschild has taken into account the commercial assessments of the directors of Enodis. Accordingly, the directors of Enodis will unanimously recommend that Enodis Shareholders vote in favour of the Scheme at the Court Meeting and the General Meeting as they have irrevocably undertaken to do in respect of their own beneficial shareholdings. Credit Suisse has also given financial advice to Enodis.

•	Irrevocable undertakings to vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting have been received from Enodis’ directors in respect of 2,602,100 Enodis Shares, representing approximately 0.7 per cent. of the existing issued share capital of Enodis. Further details of these irrevocable undertakings are set out in Appendix IV to this announcement.

•	The Scheme Document setting out further details of the Offer and the procedures to be followed in connection with the implementation of the Scheme, together with Forms of Proxy for the Court Meeting and the General Meeting, will be posted to Enodis Shareholders and, for information only, to participants in the Enodis Share Schemes as soon as practicable and in any event within 28 days of the date of this announcement unless otherwise agreed with the Panel.

Commenting on the Offer, Terry Growcock, Chairman of Manitowoc said:

“The combination of Manitowoc and Enodis’ businesses will create one of the leading foodservice businesses globally. It will bring together the best practices and abilities of both of our organisations in order to provide our customers with an enlarged product range and a more comprehensive suite of services across the hot and cold foodservice industry. This acquisition continues our strategy of dynamic, earnings-based growth which drives value for Manitowoc shareholders.”

Commenting on the Offer, Peter Brooks, Chairman of Enodis said:

“Enodis has made great strides in recent years, by pursuing its strategy of Innovation in Technology, Brands and Service. The management team and employees have built a strong business with leading brands in the global foodservice industry, establishing a unique platform from which to capitalise on the dynamic developments sweeping through the industry.

The Board is confident in the company’s future. Nevertheless, it recognises that the cash offer from Manitowoc represents an opportunity for shareholders to receive cash value for their shares, especially in the context of prevailing uncertain global financial markets. The Board will be recommending shareholders to vote in favour of the Scheme.”

JPMorgan Cazenove is acting as financial adviser to Manitowoc.

Rothschild is acting as financial adviser to Enodis. Credit Suisse and Investec are acting as joint corporate brokers to Enodis. Credit Suisse has also given financial advice to Enodis.

This summary should be read in conjunction with the full text of this announcement set out in Part II and the Appendices. In particular, the Offer will be subject to the conditions set out in Appendix I to this announcement and to the further terms that will be set out in the Scheme Document.

•	Appendix I sets out the Conditions to implementation of the Offer

•	Appendix II sets out the sources and bases of certain financial information contained in this announcement

•	Appendix III contains an indicative timetable setting out the key dates for implementation of the Offer

•	Appendix IV contains details of the Irrevocable Undertakings referred to in this announcement

•	Appendix V contains a summary of the key terms of the Implementation Agreement

•	Appendix VI contains the definitions of certain terms used in this announcement

Notes: (1) Before purchase accounting for the transaction. This statement is not a profit forecast and should not be interpreted to mean that future earnings per share will necessarily be greater than those for the relevant preceding financial period.

Manitowoc will be holding a conference call for investors at 9 a.m. (United States Central Time) / 3 p.m. (BST) today.

Enquiries:

Manitowoc

+1 920 652 1720

Terry Growcock

Glen Tellock

Carl Laurino

JPMorgan Cazenove	(Financial Adviser to Manitowoc)

+44 20 7588 2828

Mark Breuer

Dwayne Lysaght

Niklas Kloepfer

Fleishman-Hillard	(PR Adviser to Manitowoc)

+1 314 982 6822

John Hastings

Enodis

+1 727 569 1183

Peter Brooks

Dave McCulloch

Dave Wrench

Rothschild	(Financial Adviser to Enodis)

+44 20 7280 5000

Robert Leitao

Paul Simpson

Ravi Gupta

Credit Suisse	(Joint Corporate Broker to Enodis)

+44 20 7888 8888

John Hannaford

Investec	(Joint Corporate Broker to Enodis)

+44 20 7597 5970

Keith Anderson

Financial Dynamics	(PR Adviser to Enodis)

+44 20 7269 7186

Richard Mountain

Andrew Lorenz

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. Any response in relation to the Offer should be made only on the basis of the information in the Scheme Document or any document by which the Offer is made. Enodis will prepare the Scheme Document to be distributed to Enodis Shareholders. Enodis and MTW County urge Enodis Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Offer. Enodis Shareholders may obtain an additional free copy of the Scheme Document, when it becomes available, from Linklaters LLP at One Silk Street, London EC2Y 8HQ.

Whether or not certain Enodis Shares are voted at the Court Meeting or the EGM, if the Scheme becomes effective those Enodis Shares will be cancelled pursuant to the Scheme in return for the payment of 258 pence per Enodis Share.

JPMorgan Cazenove, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Manitowoc and MTW County and no one else in connection with the Offer and will not be responsible to anyone other than Manitowoc and MTW County for providing the protections afforded to customers of JPMorgan Cazenove or for providing advice in relation to the Offer or any other matter referred to herein.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Rothschild nor for providing advice in relation to the Offer or any other matter referred to herein.

Credit Suisse, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no-one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to customers of Credit Suisse or for providing advice in relation to the Offer or any other matters referred to herein.

Investec, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Enodis and no one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Investec or for providing advice in relation to the Offer or any other matter referred to herein.

Notice to US investors in Enodis: The Offer relates to the shares of a UK company and is proposed to be made by means of a scheme of arrangement provided for under English company law. Enodis is not subject to the reporting requirements of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”). An offer effected by means of a scheme of arrangement is not subject to any of the tender offer rules under the Exchange Act. Accordingly, the Offer will be subject to the disclosure requirements applicable to offers in the UK which differ from the disclosure requirements of the US. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the financial statements of US companies. If Manitowoc exercises its right to implement the Offer by way of a takeover offer, the Offer will be made in compliance with the applicable US laws and regulations, including the applicable provisions of the tender offer rules under the Exchange Act.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of Enodis, all “dealings” in any “relevant securities” of Enodis (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes effective, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Enodis, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Enodis by Manitowoc, or Enodis, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7382 9026; fax +44 (0) 20 7638 1554.

Overseas Jurisdictions

The availability of the Offer to Enodis Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law, and therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Offer disclaim any responsibility or liability for the violation of such requirements by any person. This announcement has been prepared for the purposes of complying with English law, the FSA’s Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Copies of this announcement and formal documentation relating to the Offer will not be and must not be mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction.

Forward Looking Statements

This announcement includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Enodis and Manitowoc and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on Manitowoc of the Offer, the expected timing and scope of the Offer, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential divestitures and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the Conditions to the Offer; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within Manitowoc or to realise synergies from such integration within the time periods anticipated; and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause actual results and developments to differ materially include, among other things:

–	unanticipated changes in revenue, margins, costs, and capital expenditures;
–	issues associated with new product introductions;
–	matters impacting the successful and timely implementation of ERP systems;
–	foreign currency fluctuations;
–	increased raw material prices;
–	unexpected issues associated with the availability of local suppliers and skilled labour;
–	the risks associated with growth;
–	geographic factors and political and economic risks;
–	actions of competitors;
–	changes in economic or industry conditions generally or in the markets served by Enodis and Manitowoc;
–	the state of financial and credit markets;
–	unanticipated issues associated with refresh / renovation plans by national restaurant accounts;
–	efficiencies and capacity utilisation of facilities;
–	issues related to new facilities and expansion of existing facilities;
–	work stoppages, labour negotiations, and labour rates;
–	government approval and funding of projects;
–	the ability of our customers to receive financing;
–	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions,divestitures, strategic alliances, and joint ventures; and

–	risk and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission.

Neither Manitowoc nor Enodis undertakes any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

Not for release, publication or distribution in whole or in part in, into or from any jurisdiction where to do the same would constitute a violation of the relevant laws of such jurisdiction

14 April 2008

Recommended cash acquisition of Enodis plc to be made by The Manitowoc Company, Inc.

1. Introduction

The Boards of Manitowoc and Enodis are pleased to announce that agreement has been reached on the terms of a recommended acquisition whereby MTW County, a wholly owned subsidiary of Manitowoc, will acquire the entire issued and to be issued ordinary share capital of Enodis.

2. The Offer

The total acquisition value for each Enodis Share will be 260 pence in cash.

It is intended that the Offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. Under the Scheme, which will be subject to the Conditions and further terms set out below and in Appendix I to this announcement and to be set out in the Scheme Document, holders of Scheme Shares on the register at the Scheme Record Time will be entitled to receive for each Enodis Share 258 pence in cash.

Prior to the Scheme becoming effective, Enodis will pay a dividend of 2 pence per Enodis Share in lieu of an interim dividend in respect of the financial year ending 30 September 2008. This dividend will be payable on 23 June 2008 to Enodis Shareholders on the register as at Close of Business on 30 May 2008. The Offer values Enodis’ existing issued share capital at £948 million.

The Offer Price of 258 pence per share represents a premium of approximately:

•	82.3 per cent. to Enodis’ Closing Price of 141.5 pence per Enodis Share on 8 April 2008, the last business day prior to the commencement of the offer period; and

•	43.6 per cent. to Enodis’ average Closing Price of 179.6 pence for the twelve months ended 8 April 2008, the last business day prior to the commencement of the offer period.

The new Enodis Shares to be issued to Manitowoc pursuant to the Scheme will be issued and acquired, respectively, together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions announced, declared or paid on or after the date of this announcement other than the Dividend.

3. Recommendation

The Enodis directors, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable. In providing their advice to the Enodis directors, Rothschild has taken into account the commercial assessments of the Enodis directors.

Accordingly, the Enodis directors will unanimously recommend that Enodis Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting, as they have irrevocably undertaken to do in respect of their own respective beneficial holdings, amounting in aggregate to 2,602,100 Enodis Shares, representing approximately 0.7 per cent. of Enodis’ existing issued ordinary share capital. Credit Suisse has also given financial advice to Enodis.

4. Irrevocable Undertakings

Irrevocable undertakings to vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting have been received from Enodis’ directors in respect of 2,602,100 Enodis Shares representing approximately 0.7 per cent. of the existing issued share capital of Enodis.

Further details of these irrevocable undertakings are set out in Appendix IV to this announcement.

5. Information relating to Manitowoc

Manitowoc is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice / beverage dispensers, and commercial refrigeration equipment, the company offers one of the broadest lines of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Manitowoc is listed on the New York Stock Exchange (trading under the symbol “MTW”) with a market capitalisation of approximately $5.3 billion (as of 11 April, 2008).

6. Information relating to Enodis

Enodis is one of the leading global food and beverage equipment manufacturers with approximately 6,800 employees and 30 factories in 9 countries. Listed in London and operationally headquartered in Tampa, Florida, the Group’s products can be found in over 100 countries. The Group’s operations comprise two primary divisions: Global Foodservice Equipment and Food Retail Equipment.

Enodis’ Global Foodservice Equipment businesses provide primary cooking, ovens, storage, preparation, holding, warewashing, ice machine, refrigeration and beverage equipment to restaurants and other customers worldwide.

The Food Retail Equipment operations provide refrigeration systems, refrigerated display cases and walk-in cold storage rooms primarily to supermarkets and convenience stores in North America.

The Group offers a broad range of products catering to the needs of foodservice and food retail industries from heating and cooling equipment, to beverage dispensing and warewashing. These products are offered under globally recognised brands including Cleveland, Convotherm, Delfield, Frymaster, Garland, ICE-O-Matic, Jackson, Kysor Panel Systems, Kysor/Warren, Lincoln, Merrychef, and Scotsman. The revenue split by product for the financial year ended 29 September 2007 is estimated to be approximately 52 per cent. cold-side, 42 per cent. hot-side and 6 per cent. other.

Enodis operates its own master distributors to access dealers and support major global chains in the following major markets: Canada, UK, France, Germany, Spain, Italy, and China, along with sales offices, third party distributors and service agents. The revenue split by geography for the financial year ended 29 September 2007 is estimated to be approximately 71 per cent. Americas and 29 per cent. Asia-Pacific / Europe.

The Education and Technology Center in Florida is Enodis’ flagship to support end customers, distributors and service agents with innovation in technology, brands and service.

7. Background to and reasons for the Offer

A combination with Enodis will allow Manitowoc to enter two major new market segments, hot foodservice and food retail equipment, as well as to expand its ice, refrigeration and beverage businesses. In summary, it will position Manitowoc as a global technology leader in both hot and cold foodservice and beverage equipment. Combined management strengths, technology leadership, a strong product and brand portfolio and a diverse global footprint will provide expanded opportunities for customers and employees, as well as distribution and service networks. The acquisition of Enodis will deliver a greater balance across Manitowoc’s three business segments.

Manitowoc believes that the successful integration of the two businesses will result in improved growth prospects and the opportunity to deliver significant synergies. Manitowoc management envisages annual synergies, prior to any one-off costs, of not less than $60 million, to be fully realised by 2010. These synergies will be derived from, inter alia, operational integration, significant cross-selling opportunities, joint supply management and combined procurement, as well as a reduction in selling, general and administrative expenses.

These statements of estimated cost savings and one-off costs for achieving them relate to future actions and circumstances which, by their nature, involve risks, uncertainties and other factors. Because of this, the cost savings referred to may not be achieved, or those achieved (and the one-off costs) could be materially different from those estimated.

The enlarged group, with combined historical revenues of $5.6 billion, will strive to unlock value opportunities for shareholders, customers and employees through expeditious integration and the mutual exchange of best practices in all functions, regions and market segments. Manitowoc believes that the acquisition will materially enhance its proven growth strategy and, consistent with Manitowoc’s financial objectives, is expected by Manitowoc to be, as a whole, enhancing to earnings in 2009 and EVA positive in 2011. The Offer Price values Enodis at 12.0x EBITDA for the financial year ended 29 September 2007.

This statement regarding earnings enhancement is not a profit forecast and should not be interpreted to mean that Manitowoc’s future earnings per share will necessarily match or exceed the historical published earnings per share of Manitowoc or Enodis.

8. Background to and reasons for the Recommendation

Enodis has become a global leader in the foodservice industry by pursuing its strategy of Innovation in Technology, Brands and Service. Led by an experienced and dedicated management team, strongly supported by its Board, Enodis now has an enviable array of brands with leading products and technologies and a global manufacturing and service footprint. Enodis is capitalising on the dynamic developments in the foodservice industry, driven by changes in consumer lifestyles globally, and the growth of multi-unit operators. The Education and Technology Center in Tampa, Florida is a key differentiator in the industry and Enodis continues to win awards from its focus on technology.

Over the last three fiscal years, like-for-like Food Equipment revenues have grown by approximately 36 per cent. and like-for-like Food Equipment operating profit has increased by over 51 per cent. The business has outstripped its own internal targets and has outpaced GDP growth year on year and continues to make progress on its long term goals. As reported in the recent pre-close statement, like-for-like Food Equipment revenues for the first half of fiscal 2008 are expected to be up by approximately 7 per cent.

This fine performance, both operationally and financially, has meant that Enodis has, from time to time, attracted the attention of prospective acquirers who have recognised Enodis’ unique proposition in an exciting and dynamic industry. The Board is confident of Enodis’ future as an independent company, nonetheless the Board recognises its duty to its shareholders to consider all approaches and, in so doing, the Enodis Board has to consider many factors of which shareholder value and transaction certainty are fundamentally important.

The previous approach from Manitowoc in July 2006 did not proceed due to antitrust issues. Given this background, in responding to their latest approach the Enodis Board has been particularly concerned to ensure that Manitowoc was committed to offering a solution which would meet the requirements of the relevant jurisdictional authorities. Appropriate undertakings have been contractually entered into by Manitowoc regarding how the antitrust considerations should be addressed, underpinned by a termination fee payable to Enodis of US$50 million if the antitrust conditions have not been satisfied or (where applicable) waived on or before 11 October 2008.

As to value, the acquisition value is 260 pence per Enodis Share in cash which includes a dividend of 2 pence per Share payable in June in lieu of an interim dividend for the current financial year. As set out above, the record of Enodis over recent years is one of significant achievements. However, given the considerable uncertainties currently affecting global financial markets, the Offer represents an opportunity for Enodis Shareholders to receive cash value for their shares, notwithstanding the delay to the receipt of proceeds due to the antitrust process. The offer price is at a significant premium to the share price prior to the announcement of a possible offer and represents a reasonable premium to the highest price (225 pence) at which the shares have traded over the last three years, prior to the announcement of a possible offer. Further, with the turbulence affecting global stock markets a trading price at this level may well not be achieved in the short term.

Accordingly, the Enodis Board will recommend that Enodis Shareholders vote in favour of the Scheme which it considers to be in the best interests of Enodis Shareholders as a whole.

9. Structure of the Offer

It is intended that the Offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006, involving a Capital Reduction under section 135 of the Companies Act 1985. The purpose of the Scheme is to provide for Manitowoc to become the owner of the whole of the issued and to be issued ordinary share capital of Enodis. This is to be achieved by the cancellation of the Scheme Shares pursuant to the Capital Reduction and the application of the reserve arising from such cancellation in paying up in full a number of new Enodis Shares which is equal to the number of Scheme Shares cancelled, and issuing the same to MTW County, in consideration for which Scheme Shareholders will receive cash consideration on the basis set out in paragraph 2 of this announcement.

The Scheme, when proposed, will be subject to the Conditions (including the obtaining of certain antitrust clearances) and certain further terms set out in Appendix I to this announcement and to be set out in the Scheme Document.

In particular, in order to become effective, the Scheme must be approved by a majority in number of the holders of the Scheme Shares (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) representing three-fourths or more in value of the Scheme Shares voted by those Scheme Shareholders.

In addition, a special resolution implementing the Scheme and approving the associated Capital Reduction and certain consequential amendments to Enodis’ articles of association must be passed by shareholders representing not less than three-fourths of the votes cast at the General Meeting.

Following the Court Meeting and the General Meeting, and the satisfaction (or, where applicable, waiver) of the other Conditions to the Scheme, the Scheme must be sanctioned and the Capital Reduction confirmed by the Court and will become effective only upon delivery to the Registrar of Companies of copies of the Court Orders sanctioning the Scheme and confirming the Capital Reduction and, in relation to the Capital Reduction, the registration of the Reduction Court Order. Upon the Scheme becoming effective, it will be binding on all Enodis Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting.

The Offer is also conditional on Manitowoc obtaining certain antitrust clearances. Further details are set out in paragraph 12 and Appendix V. It is the current intention of Enodis and Manitowoc to convene the Court Meeting and General Meeting to approve the Scheme in early June 2008 with the Scheme becoming effective by late October 2008. Enodis Shareholders will receive the Offer proceeds shortly thereafter. An indicative timetable setting out the key dates for implementation of the Offer is contained in Appendix III to this announcement.

The Scheme Document setting out further details of the Offer and the procedures to be followed in connection with the implementation of the Scheme, together with Forms of Proxy for the Court Meeting and the General Meeting, will be posted to Enodis Shareholders and, for information only, to participants in the Enodis Share Schemes as soon as practicable and in any event within 28 days of the date of this announcement unless otherwise agreed with the Panel.

10. Management and employees of Enodis

Manitowoc attaches great importance to the skills and experience of the existing management and employees of Enodis and expects Enodis’ managers and employees to play an important role in the enlarged group as well as benefiting from greater opportunities within it. Manitowoc confirms that the existing employment rights, including pension rights, of all employees of Enodis will be fully safeguarded.

Enodis and Manitowoc recognise the importance of continuing to incentivise and retain the existing management team of Enodis and to maintain the momentum of Enodis’ business through Enodis’ stated strategy and its commitment to Enodis’ long term goals during this period. Enodis will continue to be led by its strong and dedicated management team throughout the duration of the Offer.

11. Enodis Share Schemes

At the same time as, or as soon as practicable following the publication of the Scheme Document, an explanatory letter will be sent to the participants in the Enodis Share Schemes explaining the effect of the Scheme on them and, where applicable, their right to exercise share options or to receive shares under awards. Appropriate proposals will be made to the participants in the Enodis Share Schemes. Options and awards will vest in full on Court sanction of the Scheme, on the basis that all performance conditions shall be treated as fulfilled, and participants will be entitled to cash payments in satisfaction of their rights. Enodis shareholders will be asked to approve certain amendments to the rules of the Performance Share Plan, full details of which will be contained in the Scheme Document. In addition, retention arrangements are to be designed for key members of Enodis staff, on terms to be agreed between Manitowoc and Enodis, to help retain the services of the eligible staff until the Effective Date, or such later date as Enodis and Manitowoc may agree.

It is proposed to amend the articles of association of Enodis at the General Meeting to provide that, if the Scheme becomes effective, any Enodis Shares issued after the Capital Reduction Record Date will automatically be transferred to Manitowoc in exchange for the Offer Price in cash on the same basis as under the Scheme. Consequently, participants in the Enodis Share Schemes who exercise any options or receive shares under awards after the Scheme becomes effective will receive the same cash consideration as the holders of Scheme Shares who receive the Offer Price under the Scheme.

Full details of these proposals will be set out in the letters to the participants in the Enodis Share Schemes.

12. Implementation Agreement and Inducement Fee

Manitowoc and Enodis have entered into the Implementation Agreement dated 14 April 2008 under the terms of which they have agreed to implement the Scheme. Further details of the Implementation Agreement are contained in Appendix V.

Under the terms of the Implementation Agreement, Enodis has agreed to pay an inducement fee to Manitowoc of £10 million if:

(i)	the Enodis directors do not unanimously and without qualification recommend shareholders to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time withdraw or adversely modify or qualify their recommendation to shareholders to vote in favour of the Scheme and / or the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time decide not to proceed with the Scheme; or

(ii)	a Third Party Transaction is announced prior to the Offer lapsing or being withdrawn, which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed.

13. Offer financing

Manitowoc has obtained committed funds to finance the Offer by means of a credit agreement entered into on 14 April 2008 with JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Morgan Stanley Senior Funding, Inc., and BNP Paribas. JPMorgan Chase Bank, N.A. will act as Administrative Agent.

The credit agreement provides for committed funds of approximately $2.4 billion which will be used, among other things, to finance the Offer, refinance certain existing indebtedness and pay Offer expenses, as well as to provide ongoing working capital for the enlarged Manitowoc Group.

The credit agreement provides that Manitowoc and MTW County shall not, without the prior written consent of the administrative agent for the lenders or except as required by the Panel or the Court, (a) waive, withdraw or fail to invoke (in whole or in part) any condition to the Scheme or (b) determine or declare or accept that any such condition is satisfied where it is not actually satisfied or (c) permit the Scheme to become effective if any condition thereof is not fulfilled.

JPMorgan Cazenove, financial adviser to Manitowoc, is satisfied that sufficient resources are available to satisfy in full the cash consideration payable to Enodis Shareholders under the terms of the Offer.

14. Disclosure of interests in Enodis Shares

Save for the irrevocables referred to in paragraph 4 above, none of Manitowoc, MTW County or any of their directors or, so far as Manitowoc is aware, any person acting in concert with Manitowoc has (i) any interest in, or right to subscribe for, any Enodis Shares, nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery or (ii) has borrowed or lent any Enodis Shares. Furthermore, no arrangement exists with Manitowoc, MTW County, Enodis or an associate of Manitowoc, MTW County or Enodis in relation to Enodis Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Enodis Shares which may be an inducement to deal or refrain from dealing in such securities.

“Interests in securities” is further explained below.

15. Delisting

Prior to the Scheme becoming effective, Enodis will make an application to the London Stock Exchange to cancel trading in the Enodis Shares on its market for listed securities and to the UK Listing Authority to cancel the listing of the Enodis Shares from the Official List in each case with effect from 8.00 a.m. on the Effective Date.

On the Effective Date, share certificates in respect of the Enodis Shares will cease to be valid, and entitlements to Enodis Shares held within the CREST system will be cancelled.

16. Overseas Shareholders

The availability of the Offer to persons not resident in the UK may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements of their jurisdiction. Enodis Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay. Further details in relation to overseas shareholders will be contained in the Scheme Document.

17. General

The Offer will be subject to the conditions set out in Appendix I to this announcement and to the further terms that will be set out in the Scheme Document.

•	Appendix I sets out the Conditions to implementation of the Offer

•	Appendix II sets out the sources and bases of certain financial information contained in this announcement

•	Appendix III contains an indicative timetable setting out the key dates for implementation of the Offer

•	Appendix IV contains details of the Irrevocable Undertakings referred to in this announcement

•	Appendix V contains a summary of the key terms of the Implementation Agreement

•	Appendix VI contains the definitions of certain terms used in this announcement

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. Any response in relation to the Offer should be made only on the basis of the information in the Scheme Document or any document by which the Offer is made. Enodis will prepare the Scheme Document to be distributed to Enodis Shareholders. Enodis and MTW County urge Enodis Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Offer. Enodis Shareholders may obtain an additional free copy of the Scheme Document, when it becomes available, from Linklaters LLP at One Silk Street, London EC2Y 8HQ.

Whether or not certain Enodis Shares are voted at the Court Meeting or the EGM, if the Scheme becomes effective those Enodis Shares will be cancelled pursuant to the Scheme in return for the payment of 258 pence per Enodis Share.

JPMorgan Cazenove, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Manitowoc and MTW County and no one else in connection with the Offer and will not be responsible to anyone other than Manitowoc and MTW County for providing the protections afforded to customers of JPMorgan Cazenove or for providing advice in relation to the Offer or any other matter referred to herein.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Rothschild nor for providing advice in relation to the Offer or any other matter referred to herein.

Credit Suisse, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no-one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to customers of Credit Suisse or for providing advice in relation to the Offer or any other matters referred to herein.

Investec, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Enodis and no one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Investec or for providing advice in relation to the Offer or any other matter referred to herein.

Notice to US investors in Enodis: The Offer relates to the shares of a UK company and is proposed to be made by means of a scheme of arrangement provided for under English company law. Enodis is not subject to the reporting requirements of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”). An offer effected by means of a scheme of arrangement is not subject to any of the tender offer rules under the Exchange Act. Accordingly, the Offer will be subject to the disclosure requirements applicable to offers in the UK which differ from the disclosure requirements of the US. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the financial statements of US companies. If Manitowoc exercises its right to implement the Offer by way of a takeover offer, the Offer will be made in compliance with the applicable US laws and regulations, including the applicable provisions of the tender offer rules under the Exchange Act.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of Enodis, all “dealings” in any “relevant securities” of Enodis (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes effective, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Enodis, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Enodis by Manitowoc, or Enodis, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7382 9026; fax +44 (0) 20 7638 1554.

Overseas Jurisdictions

The availability of the Offer to Enodis Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law, and therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Offer disclaim any responsibility or liability for the violation of such requirements by any person. This announcement has been prepared for the purposes of complying with English law, the FSA’s Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Copies of this announcement and formal documentation relating to the Offer will not be and must not be mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction.

Forward Looking Statements

This announcement includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Enodis and Manitowoc and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on Manitowoc of the Offer, the expected timing and scope of the Offer, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential divestitures and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the Conditions to the Offer; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within Manitowoc or to realise synergies from such integration within the time periods anticipated; and changes in anticipated costs related to the acquisition of Enodis., Additional factors that could cause actual results and developments to differ materially include, among other things:

–	unanticipated changes in revenue, margins, costs, and capital expenditures;
–	issues associated with new product introductions;
–	matters impacting the successful and timely implementation of ERP systems;
–	foreign currency fluctuations;
–	increased raw material prices;
–	unexpected issues associated with the availability of local suppliers and skilled labour;
–	the risks associated with growth;
–	geographic factors and political and economic risks;
–	actions of competitors;
–	changes in economic or industry conditions generally or in the markets served by Enodis and Manitowoc;
–	the state of financial and credit markets;
–	unanticipated issues associated issues with refresh / renovation plans by national restaurant accounts;
–	efficiencies and capacity utilisation of facilities;
–	issues related to new facilities and expansion of existing facilities;
–	work stoppages, labour negotiations, and labour rates;
–	government approval and funding of projects;

–	the ability of our customers to receive financing;
–	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions,divestitures, strategic alliances, and joint ventures; and
–	risk and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission.

Neither Manitowoc nor Enodis undertakes any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

Appendix I

Conditions and certain further terms of the Offer

The Offer will be conditional upon the Scheme becoming unconditional and becoming effective by not later than 10 November 2008 or if Manitowoc elects (with the consent of the Panel) 31 January 2009 or such later date (if any) as Manitowoc and Enodis may, with the consent of the Panel, agree and (if required) the Court may allow.

Part A: Conditions of the Offer

1	The Scheme will be conditional upon:

1.1	the approval of the Scheme by a majority in number of the holders of Scheme Shares (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) representing three-fourths or more in value of the Scheme Shares voted by those Scheme Shareholders;

1.2	the resolution(s) required to implement the Scheme and set out in the notice of the General Meeting being duly passed by the requisite majority at the General Meeting (or at any adjournment of such meeting); and

1.3	the sanction (with or without modification, on terms reasonably acceptable to Enodis and Manitowoc) of the Scheme and the confirmation of the Capital Reduction by the Court and office copies of the Court Orders being filed with, and in the case of the Reduction Court Order, registered by the Registrar of Companies.

2	In addition, Manitowoc and Enodis have agreed that, subject as stated in Part B below, the Offer will be conditional upon the following matters, and accordingly the necessary actions to make the Scheme effective will not be taken unless such Conditions have been satisfied (where capable of satisfaction), or waived, prior to the Scheme being sanctioned by the Court in accordance with paragraph 1 above:

2.1	all filings having been made and all or any appropriate waiting periods, including any extensions thereof, applicable under the HSR Act having expired, lapsed or been terminated as appropriate in each case in respect of the Offer;

2.2	pursuant to the EC Merger Regulation:

2.2.1	the European Commission taking a decision (or being deemed to have taken a decision) that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation in relation to the Offer or any matter arising from or relating to the Offer; or

2.2.2	the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Offer to the competent authorities of one or more Member States under Article 9(3) of the EC Merger Regulation; and

(i)	each such authority taking a decision with equivalent effect to that referred to in condition 2.2.1 with respect to those parts of the Offer referred to it; and

(ii)	the European Commission taking any of the decisions referred to in condition 2.2.1 with respect to any part of the Offer retained by it.

2.3	clearance having been obtained (or deemed to have been obtained) in relation to the Offer from any other relevant antitrust regulator in addition to condition 2.1 or 2.2;

2.4	no central bank, government or governmental, quasi governmental, supranational, statutory, regulatory, environmental or investigative body, trade agency or court, or any other body or person in any jurisdiction (other than, for the avoidance of doubt, any antitrust regulator, including, but not limited to the European Commission in its capacity as competent authority for the purposes of the EC Merger Regulation or the US Department of Justice or Federal Trade Commission in their capacity as competent authorities for the purposes of the HSR Act, or any other regulator applying national merger control) (each a “Third Party”) having given notice of a decision or decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken, or otherwise having done anything, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other step which is material in the context of the Offer which would or might reasonably be expected to:

2.4.1	make the Offer, its implementation or the acquisition or proposed acquisition of any Enodis Shares by Bidco or by any member of the Wider Manitowoc Group void, unenforceable or illegal, under the laws of any jurisdiction, or otherwise directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith in any material respect;

2.4.2	result in a material delay in the ability of Bidco or any member of the Wider Manitowoc Group, or prevent it or render it unable, to acquire some or all of Enodis Shares or require a divestiture by Manitowoc or by any member of the Wider Manitowoc Group of any Enodis Shares;

2.4.3	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture, by Bidco or any member of the Wider Manitowoc Group or by any member of the Wider Enodis Group of all or any portion of their respective businesses, assets or property or impose any limitation on their ability to conduct their respective businesses (or any of them) or to own their respective assets or properties or any part of them, to an extent in any such case which is material in the context of the Offer;

2.4.4	impose any material limitation on, or result in a material delay in, the ability of Bidco or any member of the Wider Manitowoc Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all rights of ownership of shares, loans or other securities (or the equivalent) in, or to exercise management control over, Enodis or the ability of any member of the Wider Manitowoc Group or Bidco to hold or exercise effectively any rights of ownership of shares, loans or other securities in, or to exercise management control over, any member of the Wider Enodis Group;

2.4.5	other than in connection with the Offer, require any member of the Wider Manitowoc Group or of the Wider Enodis Group to acquire, or offer to acquire, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the Wider Enodis Group owned by any third party;

2.4.6	result in any member of the Wider Enodis Group ceasing to be able to carry on business under any name which it presently does so, the consequences of which would be material in the context of the Wider Enodis Group taken as a whole;

2.4.7	impose any limitation on the ability of any member of the Wider Enodis Group to co-ordinate its business, or any part of it, with the businesses of any other member of the Wider Enodis Group which in any such case is material and adverse in the context of the Wider Enodis Group taken as a whole; or

2.4.8	otherwise adversely affect the business, assets, liabilities, profits or financial or trading position of any member of the Wider Manitowoc Group or of the Wider Enodis Group, to an extent in any such case which is material in the context of the Wider Manitowoc Group or the Wider Enodis Group, as the case may be, taken as a whole (as the case may be), and all applicable waiting and other time periods during which any such Third Party could take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any relevant jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Enodis Shares having expired, lapsed or been terminated;

2.5	all necessary notifications, filings and applications having been made in connection with the Offer and all statutory and regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition or the proposed acquisition of Enodis Shares by Bidco or any member of the Wider Manitowoc Group and all necessary authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions and approvals in any jurisdiction in connection with the Offer or the acquisition or the proposed acquisition of Enodis Shares by Bidco or any member of the Wider Manitowoc Group (other than, for the avoidance of doubt, any authorisation or decision from any antitrust regulator, including, but not limited to, the European Commission under the EC Merger regulation or the US Department of Justice or the Federal Trade Commission under the HSR Act, or the decision or authorisation of any other regulator applying national merger control) (“Authorisations”) having been obtained in terms and in a form satisfactory to Manitowoc (acting reasonably) from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Manitowoc Group or the Wider Enodis Group has entered into contractual arrangements, all or any applicable waiting and other time periods having expired, lapsed or been terminated (as appropriate) and all such Authorisations (together with all material Authorisations necessary to carry on the business of any member of the Wider Enodis Group) which are material in the context of the Wider Enodis Group (taken as a whole) remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice of any intention to revoke, suspend, restrict, amend or not to renew any such Authorisations at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any relevant jurisdiction having been materially complied with;

2.6	save as Disclosed, there being no provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider Enodis Group is a party or by or to which any such member or any of its assets is or may be bound or be subject, which, in each case, as a consequence of the Offer or the acquisition or the proposed acquisition by Manitowoc or any member of the Wider Manitowoc Group of any shares or other securities (or the equivalent) in Enodis or because of a change in the control or management of any member of the Wider Enodis Group or otherwise, would or might reasonably be expected to result in, to an extent which is material in the context of the Wider Enodis Group taken as a whole:

2.6.1	any monies borrowed by, or any other indebtedness, actual or contingent, of, or grant available to, any member of the Wider Enodis Group being or becoming repayable, or being capable of being declared repayable immediately or prior to their or its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

2.6.2	the creation or enforcement of any mortgage, charge or other security interest, over the whole or any part of the business, property or assets of any member of the Wider Enodis Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

2.6.3	any such arrangement, agreement, lease, licence, permit or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

2.6.4	any assets or interest of any member of the Wider Enodis Group being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, or could cease to be available to any member of the Wider Enodis Group;

2.6.5	the rights, liabilities, obligations or interests of any member of the Wider Enodis Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest of business) being terminated, adversely modified or adversely affected;

2.6.6	any member of the Wider Enodis Group ceasing to be able to carry on business under any name under which it presently does so;

2.6.7	the value or financial or trading position or profits of Enodis or any member of the Wider Enodis Group being prejudiced or adversely affected;

2.6.8	the creation of any liability (actual or contingent) by any member of the Wider Enodis Group; or

2.6.9	the creation of any liability of any member of the Wider Enodis Group to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider Enodis Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in paragraphs 2.6.1 to 2.6.9 to an extent which is material in the context of the Wider Enodis Group as a whole;

2.7	save as Disclosed, no member of the Wider Enodis Group having since 29 September 2007:

2.7.1	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Enodis and wholly-owned subsidiaries of Enodis and save for the issue of Enodis Shares pursuant to or in connection with rights granted under, or the grant of rights under, Enodis Share Schemes);

2.7.2	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise other than:

(i)	dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Enodis to Enodis or any of its wholly-owned subsidiaries; or

(ii)	the Dividend.

2.7.3	other than pursuant to the Offer (and save for transactions between Enodis and its wholly-owned subsidiaries) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, or scheme, or acquisition or disposal of assets or share (or the equivalent thereof) in any undertaking or undertakings that is material in the context of Enodis Group taken as a whole or any change in its share or loan capital;

2.7.4	(save for transactions between the Wider Enodis Group and its wholly-owned subsidiaries) disposed of, or transferred, mortgaged or created any security interest over any asset or any right, title or interest in any asset that is material in the context of the Wider Enodis Group taken as a whole or authorised, proposed or announced any intention to do so;

2.7.5	made, authorised, proposed or announced an intention to propose any change in its loan capital which is material in the context of the Enodis Group as a whole;

2.7.6	(save for transactions between Enodis and its wholly-owned subsidiaries) issued, authorised or proposed or announced an intention to authorise or propose, the issue of any debentures or (save for transactions between Enodis and its wholly-owned subsidiaries or transactions under existing credit arrangements) incurred any indebtedness or contingent liability which is material in the context of Enodis Group as a whole;

2.7.7	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, arrangement, agreement, offer or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which involves or could involve an obligation of such a nature or magnitude which is, in any such case material in the context of the Wider Enodis Group taken as a whole;

2.7.8	save as agreed by Manitowoc in writing or other than in the ordinary course, entered into or varied to a material extent or authorised, proposed or announced its intention to enter into or vary to a material extent the terms of, or make any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of, any service agreement with any director or senior executive of Enodis;

2.7.9	proposed, agreed to provide or modified the terms of any share option scheme or any incentive scheme relating to the employment or termination of employment of any employee of the Wider Enodis Group save as agreed by Manitowoc in writing or other than in the ordinary course;

2.7.10	other than in connection with the Offer, implemented or effected, or authorised, proposed or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other offer or arrangement otherwise than in the ordinary course of business;

2.7.11	purchased, redeemed or repaid or announced a proposal to purchase, redeem or repay any of its own shares or other securities (or the equivalent) or reduced or made any other change to or proposed the reduction or other change to any part of its share capital, save for any shares allotted in connection with Enodis Share Schemes or as between Enodis and wholly-owned subsidiaries of Enodis;

2.7.12	(other than in respect of claims between Enodis and any wholly owned subsidiary of Enodis) waived, compromised or settled any claim otherwise than in the ordinary course of business which is material in the context of the business of the Wider Enodis Group taken as a whole;

2.7.13	terminated or varied the terms of any agreement or arrangement between any member of the Wider Enodis Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Enodis Group taken as a whole;

2.7.14	(save as disclosed on registers publicly available prior to the date of this announcement) or as envisaged in accordance with the terms of the Scheme made any alteration to its memorandum or articles of association;

2.7.15	save to the extent agreed to by Manitowoc in writing or other than in the ordinary course, made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and / or employees and / or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

2.7.16	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or any part of any business;

2.7.17	(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any corporate action or had any action or proceedings or other steps instituted against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction; or

2.7.18	entered into any agreement, arrangement or commitment or passed any resolution or made any proposal or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this condition 2.7;

2.8	since 29 September 2007, save as Disclosed there having been:

2.8.1	no adverse change or deterioration having occurred in the business, assets, profits, financial or trading position of any member of the Wider Enodis Group which is material in the context of the Wider Enodis Group taken as a whole;

2.8.2	no criminal investigations, litigation, arbitration proceedings, prosecution or other legal proceedings having been announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Enodis Group and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider Enodis Group having been threatened, announced or instituted or remaining outstanding, against or in respect of any member of the Wider Enodis Group and which in any such case would or might reasonably be expected to have a material adverse effect on the Wider Enodis Group taken as a whole; or

2.8.3	no contingent or other liability in respect of any member of the Wider Enodis Group having arisen which would or might reasonably be expected to adversely affect any member of the Wider Enodis Group and which in any such case is material in the context of Wider Enodis Group taken as a whole; and

2.8.4	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or material modification of any licence held by any member of the Wider Enodis Group which is necessary for the proper carrying on of its business and which is material in the context of the Wider Enodis Group taken as a whole; and

2.9	save as Disclosed, Manitowoc not having discovered:

2.9.1	that the financial, business or other information concerning the Wider Enodis Group publicly announced at any time prior to 6.00 p.m. on 13 April 2008 by or on behalf of any member of the Wider Enodis Group contains a misrepresentation of fact (that was not corrected prior to 6:00 p.m. on 13 April 2008) or omits to state a fact necessary to make the information contained therein not misleading (and such fact was not otherwise Disclosed) and which is, in any case, material in the context of the Wider Enodis Group taken as a whole;

2.9.2	any information which affects the import of any information publicly announced at any time prior to 6.00 p.m. on 13 April 2008 by or on behalf of any member of the Wider Enodis Group and which is material in the context of the Wider Enodis Group taken as a whole;

2.9.3	that any member of the Wider Enodis Group is, subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and which is material in the context of the Wider Enodis Group taken as a whole;

2.9.4	that any past or present member of the Wider Enodis Group has failed to comply with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Third Party with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has been any such storage, presence, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Enodis Group and which is material in the aggregate, in the context of the Wider Enodis Group taken as a whole; or

2.9.5	there is, or is reasonably likely to be, any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Enodis Group under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction, in each case to an extent which is material in the context of the Wider Enodis Group taken as a whole.

Part B: Waiver of conditions and further terms of the Offer

3	Manitowoc reserves the right to waive, in whole or in part, all or any of the above conditions, except condition 1. Manitowoc shall be under no obligation to waive or treat as satisfied any of such conditions by a date earlier than the date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such Conditions may not be capable of fulfilment.

4	If Manitowoc is required by the Panel to make an offer for Enodis Shares under the provisions of Rule 9 of the Code, Manitowoc may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

5	The Offer will lapse and the Scheme or takeover offer will not proceed if the European Commission initiates proceedings under Article 6(1)(c) of the Regulation or the Offer is referred to the Competition Commission before the date of the Court Meeting.

Part C: Certain further terms of the Offer

6	Manitowoc reserves the right, with the consent of the Panel, to elect to implement the Offer by way of a takeover offer. In such event, such offer will (unless otherwise agreed) be implemented on the same terms (subject to appropriate amendments) so far as applicable, as those which would apply to the Scheme.

7	The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

8	Enodis Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement other than the Dividend.

9	This announcement and any rights or liabilities arising hereunder, together with the Offer and the Scheme, will be governed by English law and will be subject to the jurisdiction of the English Courts. The rules and regulations of the FSA and the rules contained in the Code, so far as they are appropriate, will apply to the Offer.

Appendix II

Bases and Sources

a)	Unless otherwise stated, financial information relating to Enodis has been extracted or provided (without material adjustment) from the audited annual report and accounts for Enodis for the year ended 29 September 2007 reported under IFRS and financial information relating to Manitowoc has been extracted or provided (without material adjustment) from the audited annual report and accounts for Manitowoc for the year ended 31 December 2007 reported under US GAAP.

b)	As at the Close of Business on 11 April 2008, Enodis had in issue 367,429,479 Enodis ordinary shares of 10 pence each. The Enodis market capitalisation at the Offer Price is £948 million.

c)	For the purposes of this announcement, combined historical financials represent the sum of Enodis’ and Manitowoc’s reported financials for the years ended 29 September 2007 and 31 December 2007 respectively.

d)	The fully diluted ordinary share capital of Enodis (being 387,772,615 Enodis Shares) is calculated on the basis of the number of issued Enodis Shares on 11 April 2008 and the further Enodis Shares to be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Enodis Share Schemes. The exercise of options and vesting of awards amounts to 20,343,136 Enodis Shares at the Offer Price.

e)	The value of £1.0 billion attributed to the fully diluted share capital of Enodis is based upon the fully diluted ordinary share capital of Enodis (as calculated above).

f)	Run rate synergies of not less than $60 million per annum are expected to be realised by 2010. Approximately 50 per cent. are expected to be realised in 2009. Manitowoc expects initial, one-off costs to achieve synergies, to be approximately $33 million. Synergies are expected to break down into cost synergies (consolidation of duplicated infrastructure, rationalisation of administrative functions, transfer of best practices, economies of scale in procurement and elimination of public company expenses) and revenue synergies (cross-selling opportunities with complementary products and sourcing of Manitowoc components for Enodis’ walk-in refrigeration systems). The expected operational cost savings have been calculated on the basis of the existing cost and operating structures of Enodis and Manitowoc. These statements of estimated cost savings and one-off costs for achieving them relate to future actions and circumstances which, by their nature, involve risks, uncertainties and other factors. Because of this, the cost savings referred to may not be achieved, or those achieved (and the one-off costs) could be materially different from those estimated. This statement is not a profit forecast and should not be interpreted to mean that future earnings per share will necessarily be greater than those for the relevant preceding financial period.

g)	The statement that Manitowoc expects the proposed acquisition of Enodis to be, as a whole, enhancing to earnings in 2009 and EVA positive in 2011 is before purchase accounting for the transaction. This statement is not a profit forecast and should not be interpreted to mean that future earnings per share will necessarily be greater than those for the relevant preceding financial period.

h)	For the purposes of this announcement, net debt / cash represents total debt, excluding finance leases and including balance sheet minority interests at book value, less total cash balances.

i)	Enodis’ EBITDA for the financial year ended 29 September 2007 is calculated as operating profit (before exceptional items and amortisation of acquisition intangibles) plus depreciation, amortisation and impairment.

j)	Enodis’ revenue split by product and geography for the financial year ended 29 September 2007 is based on management estimates.

Appendix III

Expected Timetable of Principal Events

The following dates are subject to change in the circumstances referred to in note (1) below

Date (2008)	Action
Wed 7 May	Scheme Document posted
Close of Business on Fri 30 May	Dividend Record Date
Mon 2 June	Court Meeting and General Meeting held
Mon 23 June	Payment date for Dividend

The following dates are indicative only and may be subject to revision depending, inter alia, on the dates on which antirust clearances are obtained. See note (2) below.

Tues 14 October	Supplementary circular updating Enodis Shareholders on the status of the Offer and remaining expected timetable of principal events posted
Weds 22 October	Scheme Court Hearing (to sanction the Scheme)
Close of Business on Thurs 23 October	Capital Reduction Record Date
Fri 24 October	Reduction Court Hearing (to confirm the Capital Reduction)
Last day of dealing in Enodis Shares
Close of Business on Fri 24 October	Scheme Record Time
Mon 27 October	Effective Date
8.00 a.m. on Mon 27 October	Cancellation of listing of Enodis Shares
Mon 10 November 2008	Latest date for payment of Offer Price to Enodis Shareholders

Notes:

1.	The above dates and times are indicative only and will depend, inter alia, on the dates on which the Scheme Document is posted, the Court Meeting and General Meeting are held, the dates on which all antitrust clearances are obtained, and the dates on which the Court sanctions the Scheme and confirms the Capital Reduction.

2.	This timetable assumes that all antitrust clearances are not obtained earlier than 11 October. If clearances are obtained by an earlier date, these dates may be brought forward accordingly.

3.	If, following the posting of the Scheme Document, any of the above dates change, Enodis will (unless the Panel otherwise consents) give notice of the change by issuing a circular to Enodis Shareholders and by issuing an appropriate announcement through a Regulatory Information Service.

4.	Unless otherwise stated, all references to times are to London time.

Appendix IV

Details of Irrevocable Undertakings

The following persons, all of whom are directors of Enodis, have given irrevocable undertakings to Manitowoc as described in paragraph 4 of this announcement in respect of the number of Enodis Shares set out below (and any further shares acquired by them prior to the completion of the Scheme):

Name	Number of Enodis Shares
Michael R. Arrowsmith*	50,000

Peter M. Brooks	116,500

Michael Cronk	1,891,600

Robert C. Eimers	15,000

David S. McCulloch	260,000

Joseph J. Ross	44,000

Waldemar Schmidt	200,000

David Wrench	25,000

These irrevocable undertakings shall terminate and be of no further force and effect if:

(a)	the Scheme Document is not posted within 28 days of the date of issue of this announcement (or such later date as Enodis and MTW County may agree);

(b)	the Implementation Agreement is terminated in accordance with its terms; or

(c)	the Scheme does not become effective, lapses or is withdrawn in accordance with its terms.

These irrevocable undertakings will continue to be binding on such persons even in the event that a third party makes a higher competing offer.

* As the shares that Michael R. Arrowsmith beneficially own are held through a discretionary trust, Michael R. Arrowsmith has agreed to use reasonable endeavours to ensure the trustees of the discretionary trust vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting.

Appendix V

Implementation Agreement

Manitowoc and Enodis have entered into the Implementation Agreement dated 14 April 2008 under the terms of which they have agreed to implement the Scheme. In particular, the Implementation Agreement includes the following provisions:

Antitrust clearances

Manitowoc has undertaken to take all steps necessary to achieve clearance from the EC and US antitrust authorities by 11 October 2008. Such steps include the sale, divestiture, licence or disposition of any necessary assets or businesses of Enodis and / or Manitowoc or their respective subsidiaries.

In addition, Manitowoc has undertaken that if the antitrust conditions have not been satisfied or (where applicable) waived on or before 11 October 2008, Manitowoc will pay Enodis a termination fee of US$50 million. No termination fee will be payable if, prior to 11 October 2008: (i) Enodis has materially breached certain obligations to co-operate in obtaining the antitrust clearances and Manitowoc has complied with its obligations and such breach has materially contributed to the non-satisfaction of the antitrust conditions; or (ii) the Enodis directors have withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Takeover Offer); or (iii) the Offer has lapsed or has been withdrawn by Manitowoc invoking (whether before or after posting of the Scheme Document) any condition other than the antitrust conditions.

Non-solicitation arrangements

Enodis has undertaken that until the earliest of (i) the Effective Date, (ii) the Takeover Offer (if Manitowoc elects to implement the Acquisition by way of an offer) becoming or being declared unconditional in all respects and (iii) termination of the Implementation Agreement in accordance with its terms:

(i)	it shall not directly or indirectly solicit, initiate, encourage or otherwise seek to procure any initial or further approach to any other person with a view to a Third Party Transaction taking place; and

(ii)	it shall not directly or indirectly entertain any approach from, or enter into or continue discussions and / or negotiations with any other person with a view to a Third Party Transaction taking place other than to the extent that the Enodis directors conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as Enodis directors.

Furthermore, Enodis has agreed to notify Manitowoc of any approach that is made to it with a view to its entering into negotiations of the type above and if it receives any request for information from any third party pursuant to Rule 20.2 of the Code.

If Enodis receives any request for information pursuant to Rule 20.2 of the Code, Enodis has agreed (i) not to supply any additional information to any third party other than to a party that has made the Rule 20.2 request and (ii) (other than information to which that party is entitled under Rule 20.2 of the Code) only to the extent that such information is also provided to Manitowoc at the same time.

Inducement fee

Enodis has agreed to pay an inducement fee to Manitowoc of £10 million if:

(i)	the Enodis directors do not unanimously and without qualification recommend shareholders to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time withdraw or adversely modify or qualify their recommendation to shareholders to vote in favour of the Scheme and / or the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time decide not to proceed with the Scheme; or

(ii)	a Third Party Transaction is announced prior to the Offer lapsing or being withdrawn, which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed.

Conduct of business undertakings

Enodis has undertaken that until the earliest of (i) the Effective Date; (ii) termination of the Implementation Agreement and (iii) a withdrawal or adverse modification or qualification of the Directors’ recommendation of the Offer, without Manitowoc’s consent, it shall not (amongst other things): (i) carry on business other than in the ordinary course; (ii) declare, set aside or pay any dividends except for the payment of the Dividend, (iii) compromise, settle, release, discharge or compound any material litigation; (iv) enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure in excess of £50 million in aggregate, exclusive of VAT; or (v) incur any additional borrowings that are material in the context of Enodis’ Group as a whole, otherwise than pursuant to any facility or other arrangement for the provision of indebtedness to any member of the Group existing at the date of this Agreement in the form existing as at the date of this Agreement.

Alternative means of implementing the Offer

The Implementation Agreement provides that Manitowoc may elect to implement the Offer as a Takeover Offer provided that the Takeover Offer is made in accordance with the terms and conditions set out in this Announcement and either (i) the Takeover Offer is made with the prior written consent of Enodis or (ii) the Takeover Offer is announced following the Enodis directors having withdrawn or adversely modified or qualified their recommendation to Enodis’ Shareholders to vote in favour of the Scheme and the General Meeting Resolutions.

Termination

The Implementation Agreement will terminate with immediate effect (other than the provisions relating to the antitrust termination fee and the inducement fee) on the occurrence of the earliest of the following:

(i)	the antitrust termination fee becoming due and payable by Manitowoc;

(ii)	by notice in writing from Manitowoc following a material breach of any of the obligations of Enodis;

(iii)	by notice in writing from Manitowoc if a Third Party Transaction becomes or is declared wholly unconditional or is completed;

(iv)	if the Scheme is not sanctioned by the Enodis’ Shareholders;

(v)	if the Effective Date has not occurred on or before 10 November 2008 or if Manitowoc so elects (and the Panel has consented to the extension of the timetable under the Offer) 31 January 2009; or

(vi)	the Takeover Offer (if made) lapses or is withdrawn.

Appendix VI

Definitions

“Annual Report”	means the audited consolidated financial statements of Enodis for the year ended 29 September 2007;

“Board”	means board of directors;

“Bidco” or “MTW County”	means MTW County Limited

“Business Day”	means a day (excluding Saturdays, Sundays, and the UK public holidays) on which banks are generally open for business in the City of London;

“Capital Reduction”	means the reduction in Enodis’ share capital pursuant to section 135 of the Companies Act 1985, involving the reduction and cancellation and extinguishing of the Scheme Shares as provided for by the Scheme;

“Capital Reduction Record Time”	means 6.00 p.m. on the last Business Day before the date of the Court hearing at which the Reduction Court Order will be sought;

“Close of Business”	means 6.00 p.m. on that Business Day;

“Closing Price”	means the closing middle market quotation of a Share, as derived from the Daily Official List;

“Code” or “City Code”	means The City Code on Takeovers and Mergers;

“Conditions”	means the conditions to the Offer as set out in Appendix I to this announcement;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”	means the meeting of Scheme Shareholders to be convened by order of the Court under section 896 of the Companies Act 2006 to consider and, if thought fit, approve the Scheme, including any adjournment thereto;

“Court Order[s]”	means the Scheme Court Order and the Reduction Court Order;

“Credit Suisse”	means Credit Suisse Securities (Europe) Limited;

“CREST”	means the system for paperless settlement of trades and securities and the holding of uncertificated securities generated by CRESTCo Limited in accordance with the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) as amended;

“Daily Official List”	means the Daily Official List of the London Stock Exchange;

“Disclosed”	means disclosed in (i) the Annual Report; (ii) any documents delivered to any director, officer or employee of Manitowoc or any of Manitowoc’s professional advisers engaged in connection with the Offer on or before 6.00 p.m. on 13 April 2008 (including, but not limited to, in minutes of any disclosure meetings that are so delivered); or (iii) any public announcement by Enodis to a Regulatory Information Service on or before 6.00 p.m. on 13 April 2008;

“Dividend”	means the dividend of 2 pence per Enodis Share to be paid on 23 June 2008 to Enodis Shareholders whose names appear on the Company’s shareholder register at 6.00 p.m. on 30 May 2008;

“EC Merger Regulation”	means Council Regulation (EC) 139/2004 (as amended);

“Effective Date”	means the date upon which:

the Scheme becomes effective in accordance with its terms; or

if Manitowoc elects to implement the Offer by way of takeover offer, the takeover offer becomes or is declared unconditional in all respects;

“Enodis Group”	Enodis and its subsidiary undertakings and, where the context permits, each of them;

“Enodis Shareholders”	means holders of Enodis Shares;

“Enodis Share Schemes”	means the Beresford 1993 International 1993 Executive Share Option Scheme, the Enodis 1995 Executive Share Scheme, the Enodis 2001 Executive Share Scheme and the Enodis Performance Share Plan (2007);

“Enodis Share[s]”	means the ordinary shares of 10p each in the capital of Enodis;

“Excluded Shares”	means any Enodis Shares: (i) beneficially owned by Manitowoc or any subsidiary undertaking (as defined in the Companies Act 1985) of Manitowoc, or (ii) held by the Company in treasury, in each case as at or prior to the Capital Reduction Record Time;

“FSA”	means the Financial Services Authority;

“FSA’s Rules”	means the rules and regulations made by the FSA in its capacity as the UK Listing Authority under Part VI of the FSMA;

“FSMA”	means the Financial Services and Markets Act 2000 (as amended);

“General Meeting”	means the general meeting of Enodis Shareholders to be convened for the same day as the Court Meeting, including any adjournment thereof;

“General Meeting Resolutions”	means the resolution(s) to be proposed at the General Meeting for the purposes of implementing the Scheme and approving the reduction of capital and certain amendments to the articles of association of Enodis and such other matters as may be agreed between Enodis and Manitowoc as necessary or desirable for the purposes of implementing the Scheme;

“HSR Act”	means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations made thereunder;

“Implementation Agreement”	means the agreement entered into between Enodis and Manitowoc dated 14 April 2008 relating, inter alia, to the implementation of the Scheme;

“Investec”	means Investec Investment Banking, a division of Investec Bank (UK) Limited;

“Irrevocable Undertakings”	means the irrevocable undertakings of the Enodis directors to vote in favour of the Scheme as set out in Appendix IV of this announcement

“JPMorgan Cazenove”	means JPMorgan Cazenove Limited;

“London Stock Exchange”	means the London Stock Exchange plc;

“Offer Price”	means the Offer Price of 258p in cash;

“Offer”	means the proposals by which MTW County will acquire the entire issued share capital of Enodis, to be effected by means of a scheme of arrangement under Part 26 of the Companies Act 2006;

“Panel”	means the Panel on Takeovers and Mergers;

“Reduction Court Order”	means the order of the Court confirming the Capital Reduction;

“Rothschild”	N.M. Rothschild & Sons Limited;

“Scheme”	means the scheme of arrangement proposed to be made under Part 26 of the Companies Act 2006 between Enodis and the holders of Scheme Shares, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Enodis and Manitowoc;

“Scheme Court Order”	means the order of the Court sanctioning the Scheme;

“Scheme Record Time”	means 6.00 p.m. on the last Business Day before the Effective Date;

“Scheme Shares”	means the Enodis Shares:

(a) in issue at the date of the Scheme Document;

(b) (if any) issued after the date of the Scheme Document and prior to the voting record time in respect of the Court Meeting; and

(c) (if any) issued on or after the voting record time in respect of the Court Meeting and on or prior to the Capital Reduction Record Time either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme, in each case other than any Excluded Shares;

“subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking”	have the respective meanings given thereto by the Companies Act 1985, but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act 1985, and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking;

“Takeover Offer”	means a takeover offer governed by the Code to implement the acquisition of Enodis as Manitowoc may elect to make in accordance with the terms of the Implementation Agreement;

“Third Party Transaction”	means an offer or proposal made: (i) by a third party for 50 per cent. or more of the issued share capital of Enodis or any class thereof (other than those shares owned or contracted to be acquired by the person making such offer and its associates); or (ii) which involves, in any such case, a change of control of Enodis or which involves the disposal of any interest in a material part (being not less than 50 per cent. or, for the purposes of the non-solicitation undertakings, 10 per cent.) of the business of Enodis or its Group;

“UK Listing Authority”	means the FSA acting in its capacity as competent authority for the purposes of Part VI of the FSMA;

“Wider Enodis Group”	means the Enodis Group and its subsidiary undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which the Enodis Group and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent; and

“Wider Manitowoc Group”	means Manitowoc and its subsidiary undertakings, associated undertakings and any other undertakings in which Manitowoc and such undertakings (aggregating their interests) have a substantial interest.